EXHIBIT 99.1

FirstEnergy Corp.	For Release: July 27, 2005
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY’S SECOND QUARTER ADJUSTED EARNINGS
EXCEED EXPECTATIONS

FirstEnergy Corp. (NYSE: FE) today reported that second quarter 2005 net income on a non-GAAP(*) basis was $233.3 million, or basic and diluted earnings of $0.71 per share of common stock, excluding two unusual items: a one-time gain of $0.05 per share from the settlement of rate cases in New Jersey associated with the company’s Jersey Central Power & Light subsidiary, offset by a $0.22 per share write-off of Ohio deferred tax benefits that are not expected to be realized due to recent changes in Ohio’s tax system. On a GAAP basis, net income was $178.0 million, or basic and diluted earnings of $0.54 per share of common stock. The adjusted earnings are at the top end of the range included in the company’s original earnings guidance for the second quarter.

Those results compare with non-GAAP net income of $221.6 million in the second quarter of 2004, or basic and diluted earnings of $0.67 per share of common stock. Including unusual items, earnings for the second quarter of 2004 were $204.0 million, or basic and diluted earnings of $0.62 per share of common stock on a GAAP basis.

Total revenues for the second quarter of 2005 were $2.9 billion, down from $3.0 billion reported in the second quarter of 2004. This is attributable to lower wholesale sales revenues, which reflect the revised net reporting methodology for PJM sales and purchase transactions described in the company's first quarter 2005 earnings release. Since this revised reporting methodology also produced a corresponding reduction in purchased power costs, there was no impact on net income.

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    "I am pleased that we were able to exceed the second quarter earnings consensus estimate of analysts, excluding the impact of unusual items," said President and Chief Executive Officer Anthony J. Alexander. "These results reflect the overall progress we’ve made, particularly in the areas of retail electricity sales, generating plant performance and debt reduction. Our second quarter earnings, part of six consecutive quarters of delivering consistent financial performance, also were driven by operational improvements and cost-savings efforts that we continue to achieve across our organization."

Second Quarter 2005 Non-GAAP Reconciliation

	After-tax	Basic
	Amount	Earnings
	(Millions)	Per Share
Earnings Before Unusual Items (Non-GAAP)	$233.3	$0.71
New Regulatory Assets
- JCP&L Rate Settlement	16.4	0.05
Ohio Tax Write-off	(71.7)	(0.22)
Net Income (GAAP)	$178.0	$0.54

Second Quarter 2004 Non-GAAP Reconciliation

	After-tax	Basic
	Amount	Earnings
	(Millions)	Per Share
Earnings Before Unusual Items (Non-GAAP)	$221.6	$0.67
Lawsuits Settlement	(10.6)	(0.03)
Non-core Asset Sales	(7.0)	(0.02)
Net Income (GAAP)	$204.0	$0.62

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A return to more seasonal weather toward the end of the second quarter of 2005 helped produce a 2.4-percent increase in kilowatt-hour deliveries compared with the year-prior quarter. Also, strong performance by FirstEnergy’s generation fleet helped the company avoid higher-cost supply alternatives. Its generating plants posted a record gross output for the quarter and for the first six months of 2005 of 19.1 billion and 37.9 billion kilowatt-hours, respectively.

For the first six months of 2005, net income on a GAAP basis was $337.7 million, or basic earnings of $1.03 per share ($1.02 diluted) of common stock. Excluding unusual items, earnings on a non-GAAP basis were $388.4 million, or basic and diluted earnings of $1.18 per share.

That compares with net income on a GAAP basis of $378.0 million for the first six months of 2004, or basic earnings of $1.16 per share ($1.15 diluted) of common stock. Excluding unusual charges, non-GAAP earnings were $433.9 million, or basic earnings of $1.33 per share ($1.32 diluted) of common stock.

Revenues for the first six months of 2005 were $5.7 billion, compared with $6.0 billion for the same period last year. Expenses in the first six months of 2005 reflect two scheduled nuclear refueling outages, while there were no refueling outages during the corresponding period in 2004.

First Six Months 2005 Non-GAAP Reconciliation

	After-tax	Basic
	Amount	Earnings
	(Millions)	Per Share
Earnings Before Unusual Items (Non-GAAP)	$388.4	$1.18
New Regulatory Assets
- JCP&L Rate Settlement	16.4	0.05
Ohio Tax Write-off	(71.7)	(0.22)
Sales of Non-core Assets	22.4	0.07
Sammis Plant New Source Review Settlement	(14.4)	(0.04)
Davis-Besse NRC Fine	(3.4)	(0.01)
Net Income (GAAP)	$337.7	$1.03

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First Six Months 2004 Non-GAAP Reconciliation

	After-Tax	Basic
	Amount	Earnings
	(Millions)	Per Share
Earnings Before Unusual Items (Non-GAAP)	$433.9	$1.33
Davis-Besse Impact	(38.3)	(0.12)
Lawsuits Settlement	(10.6)	(0.03)
Sales of Non-core Assets	(7.0)	(0.02)
Net Income (GAAP)	$378.0	$1.16

FirstEnergy retired approximately $269 million of debt and preferred stock during the first six months of 2005 through its debt paydown and refinancing program. The company’s goal is to reduce debt by at least $600 million during the year. FirstEnergy also refinanced $310 million of long-term debt in the first half of 2005. In total, these redemption and refinancing activities are expected to produce financing cost savings of $25 million in 2005 and $33 million in 2006.

FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the second quarter of 2005 - is posted on the company’s Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community. Details on the company’s second quarter earnings also will be provided during the company’s earnings conference call, scheduled today at 1:00 p.m. (EDT).

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.

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(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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